Exhibit 21.1

SUBSIDIARIES OF DURATEK, INC.

GTSD Sub, Inc.	(Maryland)
GTSD Sub III, Inc.	(Delaware)
Duratek Services, Inc.	(Tennessee)
Hittman Transport Services, Inc.	(Delaware)
GTSD Sub IV, Inc.	(Delaware)
GTSD Sub V, Inc.	(Delaware)
Duratek Federal Services of Hanford, Inc.	(Delaware)
Duratek Federal Services, Inc.	(Delaware)
Chem-Nuclear Systems, L.L.C.	(Delaware)
Infotek, Inc.	(Delaware)
Duratek of Canada, Inc.	(Ontario, Canada)
Vitritek Environmental, Inc.	(Delaware)
Duratek EU Limited	(United Kingdom)
Duratek Environmental Technology (Beijing) Co. LTD	(Beijing, China)